Exhibit 4














------------------------------------------------------------------





                              CONTRACT OF SALE



                               BY AND BETWEEN

                         ORLANDO RESORT CORPORATION,
                           a Delaware corporation
                                 ("Seller")

                                     AND

                            ELW GOLF GROUP, INC.,
                            a Florida corporation
                                ("Purchaser")





------------------------------------------------------------------

                              TABLE OF CONTENTS




  Article                                                      Page


       INTRODUCTION / WITNESSETH                                1


  1.   DEFINITIONS


       Definitions .............................................1

  2.   PURCHASE AND SALE OF THE PROPERTY


       Agreement to Purchase and Sell ..........................1
       Independent Consideration ...............................1
       Earnest Money Deposit ...................................2

  3.   REQUIREMENTS AND CONDITIONS OF CLOSING


       Performance Prior to Closing ............................2

  4.   PAYMENT OF PURCHASE PRICE


       Payment of Purchase Price ...............................6

  5.   CLOSING


       Date and Location .......................................6
       Delivery by Seller ......................................6
       Delivery by Purchaser  ..................................7
       Recordation .............................................7
       Closing Costs ...........................................8

  6.   CLOSING STATEMENT


       Closing Statement .......................................8

  7.   PRORATIONS


       Ad Valorem Taxes and Special Assessments  ...............8
       Prepaid Expenses, Deposits, and Deferred Income .........8
       Accounts Receivable .....................................9
       Accounts Payable  .......................................9
       Utilities  ..............................................9
       Insurance ..............................................10

                               [PAGE]

  8.   POSSESSION OF THE PROPERTY


       Possession of the Property .............................10

  9.   RISK OF LOSS


       Damage or Destruction  .................................10
       Repair .................................................10

  10.  CONDEMNATION


       Effect of Taking  ......................................11

  11.  SELLER'S REPRESENTATIONS AND WARRANTIES                 11


  12. .SELLER'S COVENANTS                                      14


  13. .PURCHASER'S COVENANTS, REPRESENTATIONS, AND WARRANTIES  16


  14.  LIABILITIES AND INDEMNIFICATIONS


       Liabilities ............................................17
       Indemnification by Seller ..............................17
       Indemnification by Purchaser ...........................17

  15.  PURCHASER'S OBLIGATIONS


       Independent Corporation ................................18
       Affiliate Companies ....................................18

  16.  DEFAULT


       Event of Default .......................................18

  17.  REMEDIES


       Seller's Remedies Prior to Closing .....................18
       Seller's Remedies After Closing ........................19
       Purchaser's Remedies Prior to Closing ..................19
       Purchaser's Remedies After Closing .....................19

  18.  ARBITRATION

       Arbitration ............................................19

  19.  NOTICES


       Notices ................................................20

  20.  MISCELLANEOUS


       Entire Agreement .......................................21
       Exhibits ...............................................21
       Bulk Sales Act .........................................21
       Assignment .............................................21
       Severability ...........................................22
       Confidentiality ........................................22
       Approvals ..............................................22
       Construction and Interpretation of Agreement  ..........22
       Amendment and Waiver ...................................22
       No Partnership or Joint Venture ........................23
       Access and Information .................................23
       Counterparts ...........................................23
       Successors and Assigns .................................23
       Time ...................................................23
       Documentation ..........................................23
       Brokers ................................................23
       Captions ...............................................24
       Governing Document .....................................24
       Food and Beverage Management Agreement .................24
       Attorneys' Fees ........................................24

       EXECUTION / ATTESTATION                                 25

                        EXHIBITS TO CONTRACT OF SALE


                               BY AND BETWEEN
                         ORLANDO RESORT CORPORATION
                                     AND
                            ELW GOLF GROUP, INC.


                              A:\b5102.1\c.wpd






  DEFINITIONS ....................................................A
  SELLER'S NONFOREIGN STATUS AFFIDAVIT .......................... B
  CONTRACTS ......................................................C
  CLUB MEMBERSHIP REPRESENTATIONS ................................D
  [INTENTIONALLY OMITTED] ........................................E
  ASSIGNMENT OF BONDS, WARRANTIES, AND GUARANTIES ................F
  ASSIGNMENT OF CONTRACTS ........................................G
  ASSIGNMENT OF WATER RIGHTS .....................................H
  BILL OF SALE  ..................................................I
  SELLER'S BRINGDOWN CERTIFICATE ................................ J
  PURCHASER'S BRINGDOWN CERTIFICATE ............................. K
  DEED ...........................................................L
  EXISTING PERSONAL PROPERTY CONDITIONS ..........................M
  EXISTING REAL PROPERTY CONDITIONS ............................. N
  REAL PROPERTY ..................................................O
  TANGIBLE PERSONAL PROPERTY .....................................P

                              CONTRACT OF SALE



       THIS AGREEMENT, made on this 5th day of December, 1997, by and between ORLANDO RESORT CORPORATION, a Delaware corporation (hereinafter referred to as "Seller"), and ELW GOLF GROUP, INC., a Florida corporation (hereinafter referred to as "Purchaser"), is as follows:


                             W I T N E S S E T H



       WHEREAS, Seller desires to sell to Purchaser the country club complex generally known as "Sabal Point Country Club," located in Seminole County, Florida, consisting of one (1) 18-hole golf course, clubhouse, cart storage building, and maintenance building, together with all furniture, fixtures, equipment, licenses, permits, tangible and intangible assets, and rights related thereto and/or used in connection with the operation and use thereof, and Purchaser desires to purchase from Seller said country club complex, together with all furniture, fixtures, licenses, permits, tangible and intangible assets, and rights related thereto and/or used in connection with the operation and use thereof,

       NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties hereto agree as follows:

                                 ARTICLE  1.

                                 DEFINITIONS


        1.1.  Definitions.   All capitalized  terms referenced  or used  in
  this Agreement and not specifically defined herein shall have the meaning set forth on Exhibit A, which is attached hereto.


                                 ARTICLE  2.

                      PURCHASE AND SALE OF THE PROPERTY

          2.1. Agreement to Purchase and Sell. In consideration of the payment by Purchaser to Seller of the sum of FIVE MILLION EIGHT HUNDRED THOUSAND DOLLARS ($5,800,000.00) (the "Purchase Price"), Seller hereby agrees to sell the Property to Purchaser and Purchaser hereby agrees to purchase the Property from Seller upon the terms and conditions set forth herein.

          2.2. Independent Consideration. Contemporaneously with the execution of this Agreement, Purchaser hereby delivers to Seller and Seller hereby acknowledges the receipt of a monetary sum in the amount of ONE HUNDRED DOLLARS ($100.00) (the "Independent Consideration"), which amount the parties bargained for and agreed to as consideration of Purchaser's exclusive option to purchase the Property as provided herein, and for Seller's execution, delivery, and performance of this

  Agreement.    The  Independent  Consideration  is  in  addition  to   and
  independent of any other consideration or payment provided in this Agreement, is nonrefundable, and shall be retained by Seller, notwithstanding any other provision of this Agreement. Notwithstanding anything herein to the contrary, Purchaser's option to purchase the
  Property  hereunder  shall   terminate  upon  the  termination  of   this
  Agreement by its own terms or by Purchaser or Seller pursuant to any right to terminate provided herein.

        2.3. Earnest Money Deposit. Contemporaneously with the Effective Date, Purchaser shall deliver the Earnest Money Deposit to the Title Company and it shall be placed in an interest bearing account in the name of the Title Company. The proceeds shall be tendered by the Title Company to Seller or Purchaser, as the case may be, in accordance with the terms and conditions hereof. In addition to any other provisions hereof, if this Agreement is terminated by Purchaser, at its sole option, pursuant to Article 3, Article 9, Paragraph 12.1.1, or
  Section 17.3, the Title Company shall promptly return the Earnest Money Deposit and accrued interest to Purchaser after receiving notice of such termination from Purchaser.

                                 ARTICLE  3.

                   REQUIREMENTS AND CONDITIONS OF CLOSING


        3.1. Performance Prior to Closing. Upon execution of this Agreement, Purchaser and/or Seller, as the case may be, agree to perform the following within the time stated, each of which shall be a condition precedent to Closing (collectively, the "Conditions Precedent"):

        3.1.1. Title Commitment. Purchaser shall obtain the Commitment, if any. Purchaser shall have until the expiration of December 19, 1997, to examine the conditions of the title and the Existing Real Property Conditions, and approve or disapprove the same. In the event the title to the Real Property, as shown on the Commitment, or any of the Existing Real Property Conditions, shall be disapproved in writing by Purchaser, Seller shall have a period of thirty (30) days from receipt of
  Purchaser's written notice of disapproval in which to cure any title defect or exception specified by Purchaser or not permitted under this Agreement (the "Title Objections"), and Seller agrees to use reasonable efforts to do so; provided, however, in no event shall Seller's liability to cure such defects or exceptions, other than mortgages or deeds of trust granted by Seller, exceed FIFTEEN THOUSAND DOLLARS ($15,000.00) in the aggregate. If Seller shall be unable to cure the Title Objections within the time period permitted above, Seller shall
  advise  Purchaser  in  writing.   If  Seller  does  not  cure  the  Title
  Objections to Purchaser's personal satisfaction within the permitted time, Purchaser may (i) terminate this Agreement upon written notice to Seller, and the parties hereto shall be released from all obligations hereunder, or (ii) waive in writing those Title Objections which Seller is unable to cure after a good faith effort by Seller to cure same and proceed to close this Agreement pursuant to the provisions hereof, or
  (iii) extend the time for an amount of time Purchaser, in its sole discretion, deems necessary for Seller to cure the Title Objections.

        3.1.2.  Survey.   Purchaser  shall  obtain  the Survey,  if  any,  at
  Purchaser's sole  cost.   Purchaser shall  have until  the expiration  of
  December 19, 1997,  to approve or  disapprove the Survey.   If  Purchaser
  shall disapprove such  Survey in writing, Seller  shall have a period  of
  thirty  (30)  days  after  receipt  of  Purchaser's  written  notice   of
  disapproval  in which  to cure  any  defect to  the Survey  specified  by
  Purchaser   or  not   permitted  under   this  Agreement   (the   "Survey
  Objections"), and Seller agrees to use reasonable efforts to do so; provided, however, in no event shall Seller's liability to cure such defects exceed FIFTEEN THOUSAND DOLLARS ($15,000.00) in the aggregate. If Seller shall be unable to cure the Survey Objections within the time
  period permitted  above, Seller shall  advise Purchaser in  writing.   If
  Seller does not cure the Survey Objections to Purchaser's personal satisfaction within the permitted time, Purchaser may (i) terminate this Agreement upon written notice to Seller, and the parties hereto shall be released from all obligations hereunder, or (ii) waive in writing those Survey Objections which Seller is unable to cure after a good-faith effort by Seller to cure same and proceed to close this Agreement pursuant to the provisions hereof, or (iii) extend the time for an amount of time Purchaser, in its sole discretion, deems necessary for Seller to cure the Survey Objections.

          3.1.3. UCC Search on Personal Property. Purchaser shall obtain the Uniform Commercial Code search, if any, for each county and state in which any of the Real Property, Improvements, or Tangible Personal Property is located and where Seller has its principal place of business
  (collectively,  the "UCC  Searches").   Purchaser  shall have  until  the
  expiration of December 19, 1997, to examine the UCC Searches and the Existing Personal Property Conditions, and approve or disapprove the
  same in writing.   In the event Purchaser  disapproves in writing any  of
  the UCC  Searches or any  of the Existing  Personal Property  Conditions,
  Seller shall have a period of thirty (30) days after receipt of Purchaser's written notice of disapproval in which to cure any defect or exception specified by Purchaser or not permitted under this Agreement
  (the  "Personal   Property  Objections"),  and   Seller  agrees  to   use
  reasonable efforts  to do  so.   If Seller shall  be unable  to cure  the
  Personal Property Objections within the time period permitted above, Seller shall advise Purchaser in writing. If Seller does not cure the
  Personal  Property  Objections  to  Purchaser's  personals   satisfaction
  within the permitted time, Purchaser may (i) terminate this Agreement upon written notice to Seller, and the parties hereto shall be released from all obligations hereunder, or (ii) waive in writing those Personal Property Objections which Seller is unable to cure after a good faith effort by Seller to cure same and proceed to close this Agreement pursuant to the provisions hereof, or (iii) extend the time for an amount of time Purchaser, in its sole discretion, deems necessary for Seller to cure the Personal Property Objections.

        3.1.4. Contracts and Agreements. On or before fifteen (15) days after the Effective Date, Seller shall deliver to Purchaser, at Seller's sole cost, true, correct, and complete copies of all the contracts and other instruments, contracts, licenses, and agreements which affect the ownership, operation, or use of the Property (the "Contracts"), including, but not limited to, (i) any and all leases, security deposit agreements, letters of credit, service contracts, utility agreements, construction contracts, licenses, permits (including water, waste water and underground storage tanks, if any), and employment agreements, if any, (ii) all development permits and insurance policies applicable to the Real Property, Improvements, or Tangible Personal Property,
  (iii) all documents evidencing, affecting, or relating to loans secured by liens against the Real Property or the Personal Property, (iv) a current profit and loss statement, balance sheet, and the general ledger relating to the operation of the Club and the Real Property, (v) tax bills and receipts for current real estate and personal property taxes, and (vi) all development plans, plats, architectural drawings, plans, specifications, renderings, floor plans, engineering plans and studies, environmental and toxic waste studies and information (including wetlands and endangered species habitat located on the Real Property), surveys, site plans, soil and substrata studies, utility schemes, and landscape plans available to Seller covering, affecting, or relating to any of the Real Property or the Improvements. Purchaser shall have until the expiration of December 19, 1997, to examine such documents. All agreements with business terms reasonably acceptable to Purchaser, shall be assigned to Purchaser at Closing pursuant to the Assignment of Contracts (the "Approved Contracts"). In the event Purchaser disapproves any of the items delivered by Seller to Purchaser above, Seller shall have a period of ten (10) days from receipt of Purchaser's written notice of disapproval in which to cure any defect or exception specified by Purchaser or not permitted under this Agreement (the "Contract Objections"), and Seller agrees to use reasonable efforts to do so. If Seller shall be unable to cure the Contract Objections within the time period permitted above, Seller shall advise Purchaser in writing. If Seller does not cure the Contract Objections, to Purchaser's personal satisfaction, within the permitted time, Purchaser may (i) terminate this Agreement upon written notice to Seller, and the parties hereto shall be released from all obligations hereunder, or
  (ii) waive in writing those Contract Objections which Seller is unable to cure after a good faith effort by Seller to cure same and proceed to close this Agreement pursuant to the provisions hereof, or (iii) extend the time for an amount of time Purchaser, in its sole discretion, deems necessary for Seller to cure the Contract Objections.

        3.1.5.  Feasibility  Period.   For the  period commencing  with  the
  Effective  Date   until  the   expiration  of   December 19,  1997   (the
  "Feasibility  Period"), Seller  shall permit  Purchaser  and any  of  its
  officers,   employees,  agents,   attorneys,   accountants,   appraisers,
  architects, engineers, consultants, lenders, or other representatives as designated by Purchaser (collectively, "Purchaser's Representatives") access to Seller's books and records relating to the ownership and operation of the Property and access to and entry upon the Real Property, to examine, inspect, measure, and test the Property and to conduct such financial audits and verifications as they shall deem reasonably necessary (collectively, the "Inspections"). Seller through the Seller's Representatives and upon request from Purchaser shall cooperate with Purchaser and Purchaser's Representatives in conducting the foregoing activities. Without limitation of the foregoing, it is acknowledged that Purchaser and Purchaser's Representatives shall have the right to conduct financial audits with respect to Seller's current
  fiscal  year  operations.    Seller  hereby  consents  to  Purchaser   or
  Purchaser's Representatives (i) conducting a Phase I environmental site assessment of the Property (the "Phase I Study"), and (ii) a structural
  review  of the  Improvements (the  "Structural Report").   The  costs  of
  conducting  and obtaining  the Phase I  Study and  the Structural  Report
  shall  be  the  responsibility  of  Purchaser.    In  the  event  any  of
  Purchaser's  Representatives recommends  additional environmental  review
  after   conducting   the   Phase I   Study,   Seller   through   Seller's
  Representatives, shall permit Purchaser and Purchaser's Representatives' access to and entry upon the Real Property for such additional review; provided, however, that no invasive inspection shall be performed without one of Seller's Representatives' prior written consent (which consent shall not be unreasonably withheld or delayed). Purchaser shall give not less than twenty-four (24) hours prior written or oral notice to Seller's Representatives prior to any entry upon the Real Property or Improvements for the purpose of conducting such Inspections, and such entry shall be scheduled and coordinated with Seller's Representatives. At Seller's election, a representative of Seller shall be present during any entry by Purchaser or Purchaser's Representative upon the Property
  for conducting  said Inspections.   Purchaser shall not  cause or  permit
  any mechanic's liens, materialmen's liens, or other liens to be filed against the Property as a result of the Inspections. Purchaser shall repair and restore any damage to the Property caused by entry upon the Real Property or Improvements by Purchaser or the other Purchaser's Representatives, except to the extent Seller's negligence or willful acts contributed to such damage. Purchaser shall indemnify, defend, and hold harmless Seller and Seller's officers, directors, shareholders, partners, tenants, agents, and employees (collectively, the "Indemnified Parties"), from and against any and all actions, losses, costs, damages, claims, liabilities, and expenses (including court costs and reasonable attorneys' fees) brought, sought, or incurred by or against any of the Indemnified Parties resulting from, arising out of, or relating to, entry upon the Real Property or Improvements by Purchaser or any of the
  other  Purchaser's  Representatives,   except  to  the  extent   Seller's
  negligence  or  willful   acts  contributed  to  same.    The   foregoing
  indemnification and repair and restoration obligations (collectively, "Purchaser's Indemnity") shall expressly survive the termination of this Agreement for a period of one (1) year after the termination of this
  Agreement or  Closing.   If Purchaser notifies  Seller in  writing on  or
  before the end of the Feasibility  Period that the Property or any  other item is unsatisfactory for any reason whatsoever, in Purchaser's sole discretion, Purchaser may, upon written notice to Seller, terminate this Agreement, and the parties hereto shall be released from all obligations hereunder. If Purchaser fails to terminate this Agreement in accordance with its right to terminate on or before the end of the Feasibility
  Period,  Purchaser  shall  have  no  further  right  to  terminate   this
  Agreement pursuant to this Paragraph.

        3.1.6.  Inventory.  Not earlier than five (5) days or later than  two
  (2) days  prior to  the Closing Date,  Seller shall  conduct a  complete,
  itemized,  and detailed  inventory of  the Tangible   Personal  Property.
  Seller shall give Purchaser at least two (2) days actual notice prior to such inventory, and Purchaser shall be entitled to have a representative
  present  for the  inventory.   Seller  and  Purchaser shall  certify  the
  inventory to be true and accurate as of the day of taking. After such inventory is taken, Seller shall make changes thereto only in the normal and ordinary course of business.

                                 ARTICLE  4.

                          PAYMENT OF PURCHASE PRICE


        4.1. Payment of Purchase Price. The Purchase Price shall be payable in cash, cashier's check, or wire transfer at Closing.

                                 ARTICLE  5.

                                   CLOSING


        5.1. Date and Location. Provided Purchaser has not exercised Purchaser's right to terminate as set forth herein, Closing shall be held at 10:00 a.m. on or before January 31, 1998, if all of the Conditions Precedent to Closing set forth herein shall have been satisfied or waived, or such earlier or later date as may be mutually agreed upon in writing by the parties hereto. In the event Purchaser elects to extend any of the time periods set forth in Article 3 to allow Seller additional time to cure any objection raised by Purchaser, the Closing Date shall be extended for the same period, but in no event shall the Closing Date be extended more than sixty (60) days unless agreed to in writing by both parties. Closing shall be held at the offices of the Title Company, or such other location mutually acceptable to Seller and Purchaser.

        5.2. Delivery by Seller. At Closing, Seller shall cause to be delivered to Purchaser the following documents and instruments, all of which shall be dated on or effective as of the Closing Date (the "Closing Documents"):

        5.2.1. The  Deed,   duly  executed  and   acknowledged  by   Seller,
  conveying to Purchaser good, marketable, and indefeasible title to the Real Property and the Improvements, subject only to the Permitted Exceptions;

        5.2.2. The  Assignment  of  Contracts,  duly  executed  by   Seller,
  assigning  to  Purchaser  all  of  Seller's  interest  in  the   Approved
  Contracts;

        5.2.3. The Bill of Sale, duly executed by Seller, conveying to Purchaser good, indefeasible, and marketable title to the Personal Property, subject only to the Permitted Exceptions;

        5.2.4. The Assignment of Bonds, Warranties, and Guaranties, duly executed by Seller, assigning to Purchaser all guaranties and warranties pertaining to the Property such as they exist;

        5.2.5. The Assignment of Water Rights, duly executed by Seller, assigning to Purchaser all water rights held by Seller and related to the Property;

        5.2.6. A Bringdown Certificate, duly executed by Seller;

        5.2.7. A nonforeign status affidavit from Seller in favor of Purchaser in the form of Exhibit B attached hereto;

        5.2.8. The Earnest Money Deposit, including any interest accrued thereon to be paid to Seller and credited against the Purchase Price;

        5.2.9.  An IRS Allocation Form, duly executed by Seller;

        5.2.10. A resolution authorizing the consummation of the purchase and sale transaction contemplated hereby and delivery of the closing documents on behalf of Seller; and

        5.2.11. All other documents reasonably required to be effectuate the transaction contemplated hereby in the manner described herein.

       5.3.  Delivery by Purchaser.   At Closing, Purchaser shall cause  to
  be delivered to Seller the following documents, instruments, and items, all of which shall be dated on or effective as of the Closing Date:

        5.3.1.  The Purchase Price;

        5.3.2.  The Assignment of Contracts, duly executed by Purchaser;

        5.3.3.  A Bringdown Certificate, duly executed by Purchaser;

        5.3.4.  An IRS Allocation Form, duly executed by Purchaser;

        5.3.5. A board resolution authorizing the consummation of the purchase and sale transaction contemplated hereby and delivery of the closing documents on behalf of Purchaser; and

        5.3.6. All other documents reasonably required to effectuate the transaction contemplated hereby in the manner described herein.

       5.4. Recordation. Upon the completion of the deliveries specified in this Article, the Title Company shall be authorized to cause the appropriate closing documents to be immediately recorded in Seminole County, Florida.

       5.5.  Closing  Costs.   At or  prior to  Closing, Seller  shall  pay
  (i) one-half (1/2) of all premium  and other charges and costs incident  to
  the  issuance   of  the  Commitment   and  the   Owner's  Title   Policy,
  (ii) recording fees for UCC terminations, (iii) recording fees for any Easements, and (iv) all documentary transfer taxes, deed stamps, fees, or any other costs associated with the sale of the Property and recording of the Deed. At Closing, Purchaser shall pay (i) one-half (/) of all premium and other charges and costs incident to the issuance of the Commitment and Owner's Title Policy, (ii) any survey endorsements,
  (iii) Mortgage   Documentary  Stamp   Fares,  (iv) recording   fees   for
  Purchaser's   Mortgage,  and   (v) recording   fees  for   UCC   filings.
  Prorations shall be in accordance with the provisions of this Agreement. All other escrow and costs of Closing shall be allocated to and paid by Seller and Purchaser at Closing in accordance with the manner in which such costs are customarily borne by such parties in Seminole County, Florida; provided, however, each party shall be responsible for the payment of the fees and expenses of its respective legal counsel.

                                 ARTICLE  6.

                              CLOSING STATEMENT

        6.1. Closing Statement. A closing statement, in a form acceptable to both parties, shall be prepared by the Title Company and executed by the parties hereto at Closing, which closing statement shall evidence the monetary terms of this transaction.

                                 ARTICLE  7.

                                 PRORATIONS


        7.1. Ad Valorem Taxes and Special Assessments. General ad valorem taxes and special assessments, if any, shall be prorated as of the
  Closing Date.   If Closing shall occur before the  tax rate is fixed  for
  the tax year in which Closing shall occur, the apportionment shall be based on the tax rate for the previous tax year applied to the latest
  assessed valuation of the Property.   In such event, at such time as  the
  tax rate is fixed for the tax year in which Closing shall occur, general ad valorem taxes and special assessments shall be readjusted. If the amount that Seller would have paid had such tax rate been fixed at the time of Closing exceeds the amount which Seller actually paid at the time of Closing, Seller shall immediately pay over to Purchaser the amount of such excess upon Purchaser's written request for same. If the amount that Seller would have paid had such tax rate been fixed at the time of Closing is less than the amount actually paid by Seller at the time of Closing, Purchaser shall immediately pay over to Seller the
  amount of such overpayment, upon Seller's written request for same.   All
  taxes and assessments of any nature whatsoever attributable to the period prior to Closing because of a change in the use of the Property shall be the obligation of Seller, regardless of when they are assessed.

        7.2. Prepaid Expenses, Deposits, and Deferred Income. All prepaid expenses, deposits, and deferred income, including, but not limited to, dues, fees, locker rentals, and bag storage charges, which arose by virtue of the operation of the Club and which Seller has collected or received a credit for, shall be prorated as of the Closing Date.

        7.3.  Accounts Receivable.  All of Seller's  Receivables shall remain
  the  property of  Seller.   In  order  to facilitate  the  collection  of
  Seller's Receivables, Purchaser agrees to attempt to collect same for the benefit of Seller for a period of one hundred twenty (120) days
  following  the Closing  Date.   Purchaser shall  account for  and pay  to
  Seller all of Seller's Receivables collected by Purchaser within  fifteen
  (15) days  following each  billing date  which occurs  after the  Closing
  Date, but  before one  hundred twenty  (120) days  following the  Closing
  Date.   Purchaser shall  make a final  accounting and  payment to  Seller within one hundred thirty five (135) days following the Closing Date. Purchaser's obligation to collect Seller's Receivables shall not be greater than Purchaser's efforts to collect accounts receivable owing to Purchaser, and if any of Seller's Receivables shall remain unpaid one hundred thirty five (135) days after the Closing Date, Purchaser shall advise Seller of such accounts receivable, including the name of the debtor and the amount owing, and Purchaser shall thereafter have no further obligation with respect to Seller's Receivables.

        7.3.1. Regardless of payee designation, all payments received on account by Purchaser or Seller from a Club member who has an outstanding Seller's Receivable shall be presumed to be payments in respect to the oldest accounts receivable then outstanding.

        7.3.2. Seller shall have the right to review Purchaser's books and records at reasonable intervals and on reasonable notice to verify Purchaser's compliance with this Section.

        7.3.3. Seller may, in its sole discretion and in addition to the obligations of Purchaser as hereinabove defined, exercise any and all efforts to collect delinquent Seller's Receivables, including resort to legal action, subject to the Club's bylaws and accounts receivable
  procedure.   All such efforts  by Seller shall  be at its  sole cost  and expense.

       7.4. Accounts Payable. All of Seller's Payables shall be Seller's sole responsibility. At the request of Purchaser, Seller shall, within ten (10) days following such request, furnish Purchaser satisfactory evidence that any account payable received has been paid when due or is being contested in good faith by Seller or, in the absence of such satisfactory evidence, Purchaser may, (ii) offset against any amounts due from Purchaser to Seller (including, but not limited to, Seller's Receivables) any amounts needed to pay Seller's Payables, or
  (iii) pursue any other remedy granted herein. Notwithstanding anything to the contrary recited herein, in no event shall Seller delay the payment of any of Seller's Payables that would interfere or disrupt the operation of the Club.

       7.5. Utilities. Seller shall cause the companies and municipalities furnishing utility services to the Real Property and the Improvements to make termination readings on the morning of the Closing Date, or on a date as soon thereafter as possible, and to submit final statements for utility services, which Seller agrees to pay in a timely manner.

       7.6. Insurance. Insurance, if any, carried by Seller on the Real Property, Improvements, and Tangible Personal Property shall be terminated effective as of Closing. Purchaser shall be solely responsible for acquiring insurance coverage on the Real Property, Improvements, and Tangible Personal Property after Closing.

                                 ARTICLE  8.

                         POSSESSION OF THE PROPERTY

       8.1.    Possession  of  the  Property.    Possession  of  the   Real
  Property,  Improvements,   and  Tangible  Personal   Property  shall   be
  transferred by Seller to Purchaser at Closing.

                                 ARTICLE  9.

                                RISK OF LOSS

       9.1. Damage or Destruction. Risk of loss until Closing shall be borne by Seller. In the event that damage or destruction of the Real
  Property, Improvements, or Tangible Personal Property, or any part thereof, by fire or other casualty occurs prior to Closing, Purchaser shall elect in writing, at its option, one of the following:

        9.1.1. To terminate this Agreement, in which event each party shall be released from all obligations hereunder and the Earnest Money Deposit shall immediately be returned to Purchaser by the Title Company; or

        9.1.2. To request that Seller repair and/or replace such damaged or destroyed Real Property, Improvements, or Tangible Personal Property. If Seller, at its sole option, elects to do so, the Closing Date shall be extended for a reasonable time in order to allow Seller to repair such damage to the Real Property, Improvements, or Tangible Personal Property, and Seller shall proceed diligently to complete such repairs. If Seller, at its sole option, elects not to do so, Purchaser may terminate this Agreement as provided in Paragraph 9.1.1; or

        9.1.3. To accept from Seller the assignment of any insurance proceeds payable by reason of such damage or destruction and to proceed with Closing.

       9.2. Repair. In the event that Seller is required to repair any damage whatsoever to the Real Property, Improvements, or Tangible Personal Property, Seller shall repair and restore the Real Property, Improvements, or Tangible Personal Property to the condition in which it existed immediately prior to such damage or destruction.

                                ARTICLE  10.

                                CONDEMNATION

       10.1. Effect of Taking. In the event that any portion of the Real Property or the Improvements is taken by right of eminent domain or condemnation prior to Closing, Purchaser shall elect in writing, at its option, one of the following:

        10.1.1. To terminate this Agreement, in which event each party shall be released from all obligations hereunder and the Earnest Money Deposit shall immediately be returned to Purchaser by the Title Company; or

        10.1.2. To accept the condemnation proceeds and to proceed with Closing.

                                ARTICLE  11.

                   SELLER'S REPRESENTATIONS AND WARRANTIES


       11.1. Seller makes the following representations and warranties to Purchaser, which representations and warranties shall survive the execution and delivery of this Agreement and shall be true and correct in all material respects on the Closing Date:

        11.1.1.  Corporate  Status.   Seller is  a Delaware  corporation  duly
  organized, validly existing, and in good standing under the laws of the State of Florida, with full corporate power to enter into this Agreement and execute all documents required hereunder.

        11.1.2.     Authorization.     The  making,   execution,  delivery, and
  performance of this Agreement by Seller has been duly authorized and approved by the Board of Directors of Seller and constitutes a valid and binding obligation, enforceable in accordance with its terms.

        11.1.3.  Violation of Agreement.   Neither the execution and  delivery
  of this  Agreement by Seller nor  Seller's performance of any  obligation
  hereunder  (i) will   constitute  a   violation  of   any  law,   ruling,
  regulation,  or  order   to  which  Seller  is  subject,  or   (ii) shall
  constitute a default of any term or provision or shall cause an acceleration of the performance required under any other agreement or document to which (a) Seller is a party or is otherwise bound, or
  (b) the Property or any part thereof is subject.

        11.1.4.  Governmental Agencies.   To the  best of Seller's  knowledge,
  there are no existing conditions in or about the Real Property, Improvements, or Tangible Personal Property, or otherwise, which are in
  material  violation  of   any  city,  county,  state,  or  federal   law,
  ordinance, or regulation. Seller has not received any notice, written or otherwise, from any governmental agency requiring the correction of any condition with respect to the Real Property, Improvements, or Tangible Personal Property which is in material violation of any law, ordinance, or regulation.

        11.1.5. Title to Property. Seller shall have at the time of Closing good, marketable, and indefeasible title to the Property, free and clear of all liens, claims, and encumbrances of any nature, except for  (i) the
  Existing  Real  Property  Conditions,  and  (ii) the  Existing   Personal
  Property Conditions.

        11.1.6. Litigation, Claims, or Proceedings. To the best of Seller's knowledge, there are no existing or pending actions, suits, litigation, claims, proceedings, or governmental investigations with respect to any aspect of the Property or the Club or affecting Seller's right to enter or perform this Agreement, nor, to the knowledge of Seller, have any such actions, suits, litigation, claims, proceedings, or governmental investigations been threatened or asserted.

        11.1.7. Contracts. To the best of Seller's knowledge, there are no outstanding contracts, commitments, leases, or agreements of any nature to which  the Club, Seller,  or the Property  is or  may become  subject,
  except the  Contracts.   If, subsequent to  the date  of this  Agreement,
  Seller or Purchaser determines that there are contracts to which the Club, Seller, or the Property is or may become subject and such contracts are not included in Exhibit C attached hereto, Purchaser may, at its option, elect to have all or less than all of such contracts deemed to be included in Exhibit C attached hereto.

        11.1.8.  Club Membership.   To the best of Seller's knowledge,  except
  as set forth on Exhibit D attached hereto, there are no representations, covenants, restrictions, or agreements, whether express or implied (including any rule, regulation, or bylaw relating to membership), made by Seller concerning (i) the total allowable number of members or classes of membership in the Club, (ii) qualifications or approval required for new members, (iii) the amount of initiation fees, deposits, restrictions, or waiver of monthly dues, court fees, or other fees to be charged to the membership for their usage of the Real Property and the Improvements, or (iv) the rights of members of the Club.

        11.1.9.  Environmental Laws.   To the best  of Seller's knowledge,  for
  the period from  November 12, 1997 through  the Closing Date, Seller  has and will not  dispose or release any  hazardous substance or solid  waste on or  to the  Property (the  terms "hazardous  substance" and  "release"
  shall  have  the   meanings  specified  in  Comprehensive   Environmental
  Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 [as amended from time to time, hereinafter referred to as "CERCLA"], and the terms "solid waste" and "disposal," or "disposed," shall have the meanings specified in the Resource Conservation and Recovery Act of 1976, the Sold Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1986 [as amended from time to time, hereinafter referred to as "RCRA"]; provided to the extent that the laws of the State of

  Florida, as currently enacted, establish a meaning for "hazardous substance," "release," "solid waste" or "disposal" which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply). If Seller receives notice of any such pending claim or action, it shall provide Purchaser with a copy thereof within three (3) days of its receipt.

        11.1.10. Employees. Seller acknowledges that Purchaser is acquiring only the Property and the Club and is not obligated to retain any employee  and is  not assuming  any employment  agreement of  any  nature
  between  Seller and  its  employees.   Seller  shall indemnify  and  hold
  Purchaser harmless against any claims arising out of the terminations of any employees by Seller and related to such terminations, including,
  without  limitation,   any  claims  filed   with  the  Equal   Employment
  Opportunity Commission.

        11.1.11. Retirement Plan; Deferred Compensation. Purchaser shall not assume or be responsible for, and Seller shall indemnify Purchaser and save Purchaser harmless from, liability for any claims, coverages, reimbursements, or any other liabilities to any employee, beneficiary, or other person or entity in connection with any of Seller's employee plans (including, without limitation, any welfare benefit plans) or by reason of any action by Seller or any of its subsidiaries or other affiliates, or any administrator or fiduciary or other person or entity, with respect to any of Seller's employee plans, whether before, on, or
  after Closing.   Seller shall  be solely liable  and responsible for  any
  and  all  assets,  liabilities,  and  benefits  accrued  under   Seller's
  qualified pension and savings plans as of Closing. Purchaser shall not assume, and Seller shall indemnify Purchaser and save Purchaser harmless from, any liability or obligation whatsoever with respect to Seller's pension and savings plans prior to, on, or after Closing.

       Notwithstanding anything to the contrary contained herein, any representation made in this Paragraph by Seller concerning Seller's employees shall be limited to those persons employed at the Club.

        11.1.12. COBRA. Seller agrees to pay and be liable to Purchaser and its affiliates and shall assume, indemnify, defend, and hold harmless Purchaser and its affiliates from and against and in respect of any and all losses, damages, liabilities, taxes, sanctions that arise under
  Section 4980B  of  the  Internal  Revenue  Code  of  1986  (the  "Code"),
  interest   and  penalties,   costs  and   expenses  (including,   without
  limitation,  disbursements   and  reasonable  legal   fees  incurred   in
  connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment, or judgment) imposed upon, incurred by, or assessed against Purchaser or any of its affiliates or any of their respective employees arising by reason of or relating to any failure by Seller to comply with the continuation health care coverage requirements of Section 4980B of the Code and Sections 601 through 608 of the Employee Retirement Income

  Security Act of 1974 ("ERISA") which failure occurred with respect to any current or prior employee of Seller from November 12, 1997 forward or any qualified beneficiary of such employee (as defined in Section 4980B(g)(1) of the Code) on or prior to the Closing Date.

       Notwithstanding anything to the contrary contained herein, any representation made in this Paragraph by Seller concerning Seller's employees shall be limited to those persons employed at the Club.

        11.1.13.  Disclosure.   Seller  has  disclosed and  made available to
  Purchaser all due diligence information and materials related to the Club (i) provided to Seller by the seller of the Property to Seller,
  (ii) discovered or obtained by Seller, and (iii) provided to Seller by third parties, agents, or contractors of Seller.

                                ARTICLE  12.

                             SELLER'S COVENANTS


         12.1. Seller covenants and agrees to the following, which covenants and agreements shall survive Closing, shall have been fully complied with as of the Closing Date, and shall not be deemed merged in the conveyance contemplated herein:

            12.1.1.     Litigation, Claims, or  Proceedings.  In the  event
       a lien, claim, or cause of action affecting the Property or the Club should arise prior to Closing, Seller shall advise Purchaser in writing. If Seller elects to not satisfy any such claim prior to Closing, and such claim has a material adverse effect on Purchaser's ability to operate the Club after Closing, Purchaser may, in its sole discretion, elect to terminate this Agreement and both parties shall be released from all obligations hereunder and the Earnest Money Deposit shall be immediately returned to Purchaser by the Title Company.

            12.1.2. Assessments. If any governmental agency or authority gives notice prior or subsequent to Closing of any improvements, liens, or special assessments made or to be made against the Real Property, Improvements, or Tangible Personal Property which relate to time periods prior to Closing, Seller shall satisfy and indemnify Purchaser from any such claim and shall furnish Purchaser evidence thereof.

            12.1.3. Permits. Seller shall cooperate fully with Purchaser as necessary to enable Purchaser, at Purchaser's cost, unless otherwise specified herein, to procure and/or to transfer all licenses, permits, or authorizations necessary for the operation of the Real Property or the Improvements, including, if permitted by law, transferring the existing liquor licenses from Seller to Purchaser. Seller shall not let any existing license or permit lapse without first notifying Purchaser in writing.

            12.1.4.  Taxes.    All  payroll  taxes,  sales  taxes,  license
       taxes, liquor taxes, use taxes, and all other obligations arising from and as a result of the operation of the Club and due or to become due to any governmental or quasi-governmental authority, whether municipal, state, county, or federal, accruing prior to Closing shall be paid in full by Seller, and Seller shall not take nor omit to take any action with respect to said taxes which would prevent Purchaser's performance of its obligations hereunder or impose upon Purchaser any material obligation not contemplated herein.

            12.1.5. Liens. From the date hereof and until Closing, Seller shall not sell, assign, or create any right, title, or interest whatsoever in or to any of the Property, or create or permit to exist any liens, encumbrance, or charge thereon, other than the Existing Real Property Conditions, Existing Personal Property Conditions, and Permitted Exceptions, without promptly discharging same.

            12.1.6. Mechanic's Liens. Seller shall satisfy any and all claims for mechanic's or materialmen's liens for work performed or materials supplied prior to Closing; provided, however, Seller shall have the right to contest any such claim so long as a bond is posted by Seller and/or other procedures reasonably acceptable to Purchaser are followed in order to protect the Real Property, Improvements, and Tangible Personal Property and so long as no exception therefor appears in the Title Policy.

            12.1.7. Contracts. Seller agrees not to enter into any contracts, commitments, leases, or agreements after the date hereof to which the Club, Purchaser, or the Property may be or may become subject without giving Purchaser notice of the terms of and third party for such matters. Seller agrees not to enter into any contracts, commitments, leases, or agreements after the expiration of the Feasibility Period to which the Club, Purchaser, or the
       Property may be or may become subject without the express written approval of Purchaser. Notwithstanding anything herein to the contrary, nothing herein shall be construed as prohibiting or limiting Seller from entering into any (i)contract or agreement which is performable and terminates by its own terms prior to Closing, or (ii) any banquet, tournament, or other function agreement if entered into in the ordinary course of business.

            12.1.8. Business Practices. From the Effective Date until the Closing Date, Seller shall cause the business of the Club and the Real Property to be conducted in accordance with Seller's stated operating plan and budget previously delivered to Purchaser, and Seller shall diligently attempt to cause the Club to preserve and maintain the goodwill of the Club, including relationships with suppliers, members, and customers. In addition, Seller shall cause the Club to maintain financial records and books of account consistent with Seller's past practices and to maintain all existing insurance on the Property.

            12.1.9.    Violation of Representations.   From the  Effective
       Date and until Closing, Seller shall not take any action or omit to take any action which action or omission would have the effect of violating any of the representations, warranties, or covenants of Seller contained in this Agreement. Seller shall also update Seller's Representations and Warranties, as contained in
       Article 11, as is necessary to make such representations and warranties accurate.

            12.1.10. Club Operation Restrictions. From the expiration of the Feasibility Period and until Closing, Seller shall not, except pursuant to existing agreements to which Seller is bound and copies of which have been delivered to Purchaser, (i) increase the salary of any employee of the Club, (or) (ii) hire any management level employee for employment at the Club. Except for matters in the ordinary course of the business of the Club, from the Effective Date and until Closing, Seller shall not enter into any agreement with the Club membership or modify the Club's membership bylaws or rules and regulations (or their equivalents).

                                ARTICLE  13.

                                 PURCHASER'S
                 COVENANTS, REPRESENTATIONS, AND WARRANTIES


       13.1. Purchaser makes the following covenants, representations, and warranties to Seller. Each covenant, representation, and warranty shall survive the execution and delivery of this Agreement and shall be true and correct in all material respects on the Closing Date, and no covenant, representation, or warranty shall be deemed to be merged with the conveyance herein contemplated:

            13.1.1. Corporate Status. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida, with full corporate power to enter into this Agreement and execute all documents required hereunder.

            13.1.2. Authorization. The making, execution, delivery, and performance of this Agreement by Purchaser has been duly authorized and approved by the board of directors of Purchaser and constitutes a valid and binding obligation, enforceable in accordance with its terms.

            13.1.3.   Insurance.   Purchase  shall  at all  times  maintain
       general liability insurance naming Seller as an additional insured for matters related to the Club.

                                ARTICLE  14.

                      LIABILITIES AND INDEMNIFICATIONS


       14.1. Liabilities. It is expressly agreed and recognized that Purchaser, in acquiring the Property, does not assume any responsibility or liability whatsoever for any commitments, obligations, or debts made or incurred by Seller, its predecessors, or the Club arising from the ownership of the Property or the operation of the Club prior to Closing, regardless of whether fixed, accrued, or contingent, except for obligations arising under the Approved Contracts and the Permitted Exceptions after Closing. It is further expressly agreed and recognized that Seller, in disposing of the Property to be conveyed hereby, does not assume any responsibility or liability whatsoever for any commitments, obligations, or debts made or incurred by Purchaser, its successors, or the Club arising from the ownership of the Property or the operation of the Club subsequent to Closing, regardless of whether fixed, accrued, or contingent.

       14.2. Indemnification by Seller. Seller shall pay, defend, and hold Purchaser and the Club harmless, except for obligations arising under the Approved Contracts and Permitted Exceptions arising after Closing, from and against all liability of any nature whatever, regardless of the nature in which such liability may arise, from any and all claims, actions, demands, expenses, attorneys' fees, damages, losses, liabilities, suits, and/or judgments, costs, and expenses, including those of any employee of Seller or the Club, or any customer, member, invitee, or licensee of Seller or the Club, whether past or present (collectively, "Damages"), arising from (i) possession, ownership, or operation of the Property or the Club by Seller after November 12, 1997, (ii) any third party relationship with Seller or the Club prior to Closing, (iii) any misrepresentation, breach or warranty and/or covenant, or nonfulfillment of any agreement on the part of
  Seller under this Agreement, or (iv) any misrepresentation in or omission in any Closing Document executed by Seller and delivered to Purchaser; provided, however, the above indemnity shall expire upon the expiration of one (1) year from Closing. Seller shall also pay, defend, and hold harmless Purchaser and the Club from and against Damages, to the extent such Damages are covered by any indemnity in favor of Seller pursuant to Seller's purchase of the Property.

       14.3. Indemnification by Purchaser. Except for the obligations and liabilities retained by Seller pursuant to the terms and conditions of this Agreement, Purchaser shall pay, defend, and hold Seller harmless from and against all liability of any nature whatever, regardless of the nature in which such liability may arise, for any and all claims, actions, demands, expenses, reasonable attorneys' fees, damages, losses, liabilities, suits, and/or judgments, costs, and expenses arising from Purchaser's actions in connection with Purchaser's conducting the Inspections on the Real Property; provided, however, the above indemnity shall expire upon the expiration of one (1) year from the termination of this Agreement or Closing.

                                ARTICLE  15.

                           PURCHASER'S OBLIGATIONS


       15.1. Independent Corporation. Seller recognizes and acknowledges that Purchaser is an independent corporation, chartered under the laws of the State of Florida, to whom Seller will solely look and who is solely responsible for the obligations and liabilities of Purchaser recited herein, arising hereunder, or in any manner related to the transactions contemplated hereby. Seller further recognizes and acknowledges that no other entity or entities, including (i) Purchaser's parent corporation, (ii) any individual, or (iii) any corporation affiliated with Purchaser which may form, organize, provide services to, provide loans and funds to, negotiate for, provide personnel to, make representations on behalf of, and from time to time take actions on behalf of or for the benefit of Purchaser, by direct dealings with Seller or those acting for it, is in any manner liable or responsible for the obligations and liabilities of Purchaser, whether recited herein, arising hereunder, or in any manner related to the transactions contemplated hereby.

       15.2. Affiliate Companies. It is agreed and understood between the parties hereto that the parent and affiliated corporations of Purchaser will provide services for a fee to Purchaser and that the providing of such services for a fee and the actions taken in providing such services shall in no manner be construed to constitute the undertaking by such parent or affiliated corporation of any obligation, duty, or liability of Purchaser to Seller under the terms of this Agreement or any other relationship existing between Purchaser and Seller, unless specifically set forth in a document executed by the party to be charged with such obligation, duty, or liability.

                                ARTICLE  16.

                                   DEFAULT


       16.1.       Event  of  Default.    Except  as  otherwise   expressly
  provided herein, either party hereto shall be deemed to be in default of this Agreement if such party fails or refuses to comply with the terms and conditions set forth herein for any reason other than the prior termination of this Agreement pursuant to a right to so terminate expressly set forth in this Agreement and said default continues for a period of ten (10) days after written notice from the nondefaulting party to the defaulting party specifying the default (an "Event of Default").

                                ARTICLE  17.

                                  REMEDIES


       17.1. Seller's Remedies Prior to Closing. Upon the occurrence of an Event of Default by Purchaser, Seller shall be entitled to terminate this Agreement by giving Purchaser written notice of termination in writing, and the parties hereto shall be released from all obligations to each other hereunder, whereupon Seller shall have the right to request the Title Company to convert the Earnest Money Deposit to cash and to receive the Earnest Money Deposit from the Title Company. Seller and Purchaser agree that Seller's actual damages, in the event of a failure or refusal of Purchaser to comply with the terms and conditions hereof, would be difficult to ascertain because of the uncertainties of the real estate market and the fluctuations of property values between the date of this Agreement and the date of an Event of Default, and because of differences of opinion. Therefore, Seller agrees and acknowledges receiving and taking the Earnest Money Deposit as Seller's sole and total relief and exclusive remedy hereunder, and that the Earnest Money Deposit is, as to both Seller and Purchaser, a reasonable amount as liquidated damages and is not a penalty.

       17.2. Seller's Remedies After Closing. Except as otherwise provided in this Agreement, upon the occurrence of an Event of Default by Purchaser after Closing which is not cured within the time permitted, Seller's sole and exclusive remedy shall be limited to arbitration, as set forth herein.

       17.3. Purchaser's Remedies Prior to Closing. Upon the occurrence of an Event of Default by Seller prior to Closing, Purchaser shall be entitled to (i) terminate this Agreement by giving Seller notice of termination in writing, whereupon the parties hereto shall be released from all obligations to each other hereunder, and the Earnest Money Deposit shall immediately be returned to Purchaser by the Title Company, and Purchaser shall be entitled to liquidated damages in the amount of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00) (the "Liquidated
  Damages"), or (ii) bring suit for specific performance. Seller and Purchaser agree that Purchaser's actual damages, in the event of a failure or refusal of Seller to comply with the terms and conditions hereof, would be difficult to ascertain because of the uncertainties of the real estate market and the fluctuations of property values between the date of this Agreement and the date of an Event of Default, and because of differences of opinion. Therefore, Purchaser agrees and acknowledges receiving and taking the Liquidated Damages as Purchaser's sole and total relief and exclusive remedy for damages hereunder, and that the Liquidated Damages is, as to both Seller and Purchaser, a reasonable amount as liquidated damages and is not a penalty.

       17.4. Purchaser's Remedies After Closing. Except as otherwise provided in this Agreement, upon the occurrence of an Event of Default by Seller after Closing which is not cured within the time permitted, Purchaser sole and exclusive remedy shall be limited to arbitration, as set forth herein.

                                ARTICLE  18.

                                 ARBITRATION


       18.1. Arbitration. Any controversy arising out of, or relating to, this Agreement, or the breach thereof, shall be settled by binding arbitration administered by the American Arbitration Association in accordance with its rules, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The initiating party shall give written notice to the other party of its intention to arbitrate, which notice shall contain a statement setting forth the nature of the dispute, the amount involved, if any, the remedy sought, and the hearing locale requested, and shall file at any regional office of the American Arbitration Association three (3) copies of the notice and three (3) copies of this arbitration provision, together with the appropriate filing fee, as provided by the American Arbitration Association. The arbitrator shall be selected by using the listing process under the American Arbitration Association's arbitration rules. The arbitrator shall award to the prevailing party, if any, as determined by the arbitrator, all of its costs and expenses. "Costs and expenses" shall mean all reasonable pre-award expenses of the arbitration, including the arbitrator's fees, administrative fees, travel expenses, out-of-pocket expenses, such as copying and telephone, witness fees, and attorneys' fees. The consideration of the parties to be bound by arbitration is not only the waiver of trial by jury, but also the waiver of any rights to appeal the arbitration finding.

                                ARTICLE  19.

                                   NOTICES


       19.1. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and
  (i) hand delivered, including delivery by courier service, (ii) sent by facsimile, or (iii) sent by certified mail, return receipt requested, postage prepaid, addressed as shown below, or to such other address as the party concerned may substitute by written notice to the other. If the notice is sent by facsimile, it must be properly addressed, reflecting the facsimile phone number of the addressee(s), and must be transmitted by a facsimile which produces a dated message completed confirmation. All notices hand delivered shall be deemed received on the date of delivery. All notices forwarded by mail shall be deemed received on a date three (3) days (excluding Sundays and legal holidays when the U.S. mail is not delivered) immediately following date of deposit in the U.S. mail. Provided, however, the return receipt indicating the date upon which all notices were received shall be prima facie evidence that such notices were received on the date on the return receipt. Notwithstanding the foregoing, any notice of termination given by Purchaser by certified mail and facsimile and sent prior to the end of the Feasibility Period shall be effective when mailed.

       If to Seller:            ORLANDO RESORT CORPORATION
                                Sunday River Road
                                P.O. Box 450
                                Bethel, Maine 04217
                                Attention:  Mr. Michael Krongel
                                Facsimile:  (207) 824-5158

                                With a copy to:

                                American Skiing Company
                                Sunday River Road
                                Bethel, Maine 04217
                                Attention:  Mr. Christopher E. Howard
                                Facsimile:  (207) 824-5158

       If to Purchaser:         ELW GOLF GROUP, INC.
                                3702 Via de la Valle, Suite 202
                                Del Mar, California 92104
                                Attention:  Mr. Andrew Crosson
                                Facsimile:  (619) 794-7805

                                With a copy to:

                                ADDISON LAW FIRM,
                                a Professional Corporation
                                14901 Quorum Drive, Suite 650
                                Dallas, Texas 75240
                                Attention:  Mr. Randolph D. Addison
                                Facsimile:  (972) 960-7719

       The addresses and addressees may be changed by giving notice of such change in the manner provided herein for giving notice. Unless and until such written notice is received, the last address and addressee given shall be deemed to continue in effect for all purposes. No notice to either Purchaser or Seller shall be deemed given or received unless the entity noted "With a copy to" is simultaneously delivered notice in the same manner as any notice given to either Seller or Purchaser, as the case may be.

                                ARTICLE  20.

                                MISCELLANEOUS


       20.1. Entire Agreement. This Agreement and the Exhibits embody the entire agreement and understanding of Seller and Purchaser relating to the subject matter hereof and supersedes all prior representations, agreements, and understanding, oral or written, relating to such subject matter.

       20.2. Exhibits. All Exhibits attached hereto are incorporated herein by this reference as if fully set forth herein; provided, however, in the event that at the time of the execution of this Agreement any of the Exhibits to be attached are incomplete, the parties shall use their best efforts to complete such Exhibits at the earliest possible date, but in any event such Exhibits shall be completed and attached to this Agreement prior to the Closing Date. To the extent this Agreement may be rendered unenforceable by the lack of completion of any of the Exhibits, such defect shall be cured as such incomplete Exhibits are made complete in accordance with this Section, except to the extent that such Exhibits are deemed and stipulated by Purchaser and Seller to be complete on the execution of this Agreement by the parties hereto. If any Exhibits are subsequently changed by the mutual written agreement of the parties, the Exhibits shall be modified to reflect such change or changes and initialed by the parties.

       20.3. Bulk Sales Act. Purchaser and Seller hereby jointly waive any and all provisions of the Florida Bulk Sales Act that may be applicable to the sale and purchase herein contemplated.

       20.4. Assignment. Except as expressly provided herein, this Agreement and any documents executed in connection therewith shall not be assigned by Seller or Purchaser without the prior written consent of the other party, and any assignment without such prior written consent
  shall  be  null  and  void.    Notwithstanding  anything  herein  to  the
  contrary, Purchaser may assign this Agreement to a wholly owned subsidiary of Purchaser and, upon such assignment, Purchaser shall have no further rights or obligations hereunder and such subsidiary entity shall be the "Purchaser" herein for all purposes.

       20.5. Severability. Except as expressly provided to the contrary herein, each section, part, term, or provision of this Agreement shall be considered severable, and if for any reason any section, part, term, or provision herein is determined to be invalid and contrary to or in conflict with any existing or future law or regulation by a court or governmental agency having valid jurisdiction, such determination shall not impair the operation of or have any other affect on other sections, parts, terms, or provisions of this Agreement as may remain otherwise intelligible, and the latter shall continue to be given full force and effect and bind the parties hereto, and said invalid sections, parts, terms, or provisions shall not be deemed to be a part of this Agreement.

       20.6.  Confidentiality.    Except  as  required  by  any  applicable
  securities or other law or as needed in order to consummate the transaction contemplated herein to each respective party's agents, employees, or contractors, both parties covenant and agree that unless the transaction contemplated by this Agreement actually closes and Purchaser receives the Deed at Closing, neither party will disclose to any person or entity any information received or discovered concerning this Agreement or the intentions of either party hereunder. If either party discloses any such information, such disclosure shall constitute an Event of Default, whereupon the other party shall be entitled to exercise the remedies available to it under this Agreement as well as any other remedies available to it at law or in equity for the violation of this Section, without any prior notice whatsoever; both parties hereby waive notice for purposes of this Section. The provisions of this Section shall survive Closing.

       20.7. Approvals. Any consent or approval referred to herein (by whatever words used) of either party shall not be unreasonably withheld or delayed, and neither party shall seek or obtain any payment in connection therewith as a condition therefor. Except as otherwise expressly provided herein, whenever either party has called upon the other to execute and deliver a consent or approval in accordance with the terms of this Agreement, the failure of such party to respond to the demand within fifteen (15) days after written request therefor is given in accordance with the terms of Section 19.1, or such other period as specifically set forth herein, shall be deemed to be a consent or approval. In the event that either party refuses to give its consent or approval to any request by the other, such refusing party shall indicate by written notice to the other the reason for such refusal.

       20.8. Construction and Interpretation of Agreement. This Agreement is to be performed in the State of Florida and shall be governed by and construed in accordance with the laws of the State of Florida. Any action brought to enforce or interpret this Agreement shall be brought in the court of appropriate jurisdiction in the county in which the Real Property is located. Should any provision of this Agreement require judicial interpretation, it is agreed that the court interpreting or considering same shall not apply the presumption that the terms hereof shall be more strictly construed against a party by reason of the rule or conclusion that a document should be construed more strictly against the party who itself or through its agent prepared the same. It is agreed and stipulated that all parties hereto have participated equally in the preparation of this Agreement and that legal counsel was consulted by each party before the execution of this Agreement.

       20.9. Amendment and Waiver. This Agreement may not be amended or modified in any way except by an instrument in writing executed by all parties hereto; provided, however, either Seller or Purchaser may, in writing, (i) extend the time for performance of any of the obligations of the other, (ii) waive any inaccuracies and representations by the other contained in this Agreement, (iii) waive compliance by the other with any of the covenants contained in this Agreement, and (iv) waive the satisfaction of any condition that is precedent or subsequent to the performance by the party so waiving of any of its obligations under this Agreement.

       20.10. No Partnership or Joint Venture. Nothing contained herein shall be deemed or construed by the parties hereto or by any third party as creating the relationship of (i) principal and agent, (ii) a partnership, or (iii) a joint venture between the parties hereto; it being understood and agreed that neither any provisions contained herein nor any acts of the parties hereto shall be deemed to create any relationship between the parties hereto other than the relationship of seller and purchaser.

       20.11. Access and Information. Seller shall permit Purchaser and Purchaser's representatives, employees, agents, or independent contractors of Purchaser access to the Property and all books, records, and documents pertaining to the Property, the Club, and the Club's operations at all times during normal business hours from the date hereof to the Closing Date. Seller shall cooperate to the fullest extent in securing and providing to Purchaser all information which may be in the possession of others concerning the Property, the Club, and the Club's operations.

       20.12. Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

       20.13. Successors and Assigns. This Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns whenever the context so requires or permits.

       20.14. Time. Time is of the essence in this Agreement and each and all of its provisions. Any extension of time granted for the performance of any duty under this Agreement shall not be considered an extension of time for the performance of any other obligation under this Agreement.

       20.15. Documentation. If necessary to carry out the intent of this Agreement, Purchaser and Seller agree to execute and provide to the other party on or after Closing any and all other instruments, documents, conveyances, assignments, and agreements which such other party may reasonably require.

       20.16. Brokers. Seller shall indemnify and hold harmless Purchaser against and from all loss, cost, damage, or expense, including attorneys' fees, incurred by Purchaser in any action based upon a claim by a broker that Seller has employed or otherwise engaged such broker in connection with the transaction contemplated by this Agreement; and Purchaser shall indemnify and hold harmless Seller against and from all loss, cost, damage, or expense, including attorneys' fees, incurred by Seller in any action based upon the claim of a broker that Purchaser has employed or otherwise engaged such broker in connection with the transaction contemplated by this Agreement. The term "broker" as used herein shall include any party who claims a commission because of the sale of the Property contemplated hereby.

       20.17.   Captions.   Captions,  titles  to sections,  and  paragraph
  headings used herein are for convenience of reference and shall not be deemed to limit or alter any provision hereof.

       20.18.  Governing Document.   This  Agreement  shall govern  in  the
  event of any inconsistency between this Agreement and any of the Exhibits attached hereto or any other document or instrument executed or delivered pursuant hereto or in connection herewith.

       20.19. Food and Beverage Management Agreement. At Purchaser's request, Seller shall cause the license holder of the Club, at Closing, to enter into a management agreement with Purchaser, in a form mutually acceptable to Seller and Purchaser, covering such portion of the food and beverage operation of the Club and for such duration as may be reasonably required to allow for continued alcohol, food and beverage service at the Club, or transfer of or reissuance of any necessary alcohol, liquor, or other license or permit.

       20.20. Attorneys' Fees. In the event either party hereto should default under any of the provisions of this Agreement and the parties should employ attorneys or incur other expenses for the enforcement of performance or observance of any obligation or assessment on the part of the defaulting party or the defense of said allegations, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses incurred.

                       [Signatures are on following page.]

       IN WITNESS WHEREOF, the parties have executed this instrument on the date first written above.

                                Seller:


                                ORLANDO RESORT CORPORATION,
  Attest:                       a Delaware corporation

                               By: /s/ Michael J. Krongel
  -----------------------          -----------------------------
  Title:                            Title:  Vice President
                                    Date:  12/5/97

                                Purchaser:

                                ELW GOLF GROUP, INC.,
  Attest:                       a Florida corporation

                               By:  /s/ Andrew Crosson
  -----------------------         -----------------------------
  Title:                          Title:  Vice President
                                   Date:  12/3/97



       The undersigned acknowledges receipt of this Agreement and agrees to comply with all obligations of the Title Company described herein with respect to the Earnest Money Deposit.

                                Title Company:



                                --------------------------------


                                By:
                                   -----------------------------
                                   Title:
                                   Date: